EXHIBIT 99.1

CERTIFICATION PURSUANT TO SECTION 111(b)(4) OF THE EMERGENCY ECONOMIC STABILIZATION ACT OF 2008

I, Louise A. Walker, certify, based on my knowledge, that:

(i) The compensation committee of First Northern has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to First Northern;

(ii) The compensation committee of First Northern has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First Northern and has identified any features of the employee compensation plans that pose risks to First Northern and has limited those features to ensure that First Northern is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of First Northern to enhance the compensation of an employee, and has limited any such features;

(iv) The compensation committee of First Northern will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of First Northern will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First Northern;

(B) Employee compensation plans that unnecessarily expose First Northern to risks; and

(C) Employee compensation plans that could encourage the manipulation of reported earnings of First Northern to enhance the compensation of an employee;

(vi) First Northern has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) First Northern has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) First Northern has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) First Northern and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x) First Northern will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi) First Northern will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) First Northern will disclose whether First Northern, the board of directors of First Northern, or the compensation committee of First Northern has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) First Northern has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) First Northern has substantially complied with all other requirements related to employee compensation that are provided in the agreement between First Northern and Treasury, including any amendments;

(xv) First Northern has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 21, 2011
/s/ Louise A. Walker
Louise A. Walker
President and Chief Executive Officer